EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2009, relating to the financial statements and financial highlights which appears in the September 30, 2009 Annual Report to Shareholders of the American Century Target Maturities Trust, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", "Financial Statements" and "Summary Prospectus" in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP
PricewaterhouseCoopers, LLP

Kansas City, Missouri
January 25, 2010